Exhibit 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 2, 2011, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Municipal Income Portfolio-California Series 16 and Closed-End Strategy:
Master Municipal Income Portfolio-New York Series 16 (included in Van Kampen Unit Trusts, Series 1168) as of December 2, 2011, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-177333) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption Other Matters-Independent Registered Public Accounting Firm.


                                                          /s/ GRANT THORNTON LLP


New York, New York
December 2, 2011